EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Quality Distribution, LLC Reports Earnings

for the Quarter Ended June 30, 2003

TAMPA, Fla.—(BUSINESS WIRE)—August 15, 2003—Quality Distribution, LLC (or the “Company”), a wholly-owned subsidiary of Quality Distribution, Inc., today reported second quarter net income of $3.9 million, compared to a net loss of $12.0 million for the second quarter of 2002. The results for 2002 include a loss of $1.5 million from discontinued operations and $10.1 million of transaction fees relating to a debt restructuring last year. For the first six months of this year, the Company reported net income of $6.9 million, compared to a loss of $39.0 million for the same period last year, which included a $24.0 million charge to recognize the impairment of goodwill in 2002.

Revenue for the quarter ended June 30, 2003 increased 6.1% to $143.2 million from $135.0 million for the same period in 2002. Revenue for the first six months of 2003 increased $22.6 million, or 8.8%, to $280.4 million. These increases were primarily attributable to increases in base business demand from shippers, as well as new business secured during the first and second quarters of 2003. During the last half of 2002 and the first half of 2003, five new affiliates joined the Company providing approximately $3.3 million of incremental transportation revenue in the second quarter of 2003 and $4.6 million incremental revenue for the first half of 2003. Fuel surcharge was higher in the second quarter and first half of 2003 by $2.6 million and $7.1 million, respectively, as a result of higher fuel prices and volume increases.

Operating income for the second quarter totaled $10.9 million, an increase of $1.6 million or 17.6% compared to $9.3 million for the same period in 2002. For the first six months of 2003, operating income increased $3.8 million, or 22.7%, to $20.4 million. These increases were primarily the result of higher revenue and the impact of several conversions of company terminals to affiliate operations begun in the fourth quarter of 2002 and continuing through the second quarter of 2003. Cost cutting measures taken in the fourth quarter of 2002, including employee downsizing and aggressive contract negotiations with major vendors, produced additional savings for the second quarter 2003. The reduction of costs from these actions is evidenced by the improvement in our operating ratio, the ratio of operating expenses to operating revenue, to 92.4% for the quarter ended June 30, 2003 from 93.1% for the second quarter last year. The operating ratio for the first half of 2003 improved to 92.7% from 93.6% for the same period last year.

Interest expense fell $3.6 million and $7.2 million, respectively, for the three and six month periods ended June 30, 2003 compared to the same periods last year due to lower interest rates and the impact of the refinancing in the second quarter of 2002, which reduced the Company’s overall level of indebtedness.

Commenting on the results, President and Chief Executive Officer Tom Finkbiner said, “We are very pleased with the results for the second quarter of 2003 as we continue to improve our business by driving revenue and capitalizing on the cost cutting measures we implemented in the fourth quarter of last year. The Company’s performance in the second quarter of this year surpassed the first quarter results, which were previously the highest on record since Quality Distribution was initially formed in 1998. I truly appreciate the dedication and commitment of all of our employees, owner-operators and affiliate partners who together are driving these record results.”

In an unrelated matter, the Company announced that on August 11, 2003, it amended its senior credit facility to extend the maturity of the revolving credit facility and Term Loan A to June 9, 2005.

Headquartered in Tampa, Florida, Quality Distribution operates approximately 3,363 tractors and 7,565 trailers through three principal transportation subsidiaries: Quality Carriers, TransPlastics, and Quebec based Levy Transport. The Company also provides other bulk transportation services, including tank cleaning and freight brokerage. Quality Distribution is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies who are engaged in chemical production and processing.

This press release and other communications from the Company may contain certain forward-looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected. Without limitation, these risks and uncertainties include the Company’s substantial leverage, economic factors, downturns in customers’ business cycles, dependence on affiliates and owner-operators, change in government regulation, fluctuations in fuel pricing or availability, increases in interest rates, and the availability of qualified drivers. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and in the Company’s periodic reports on Forms 10-K and 10-Q and the registration statement on Form S-4 declared effective November 13, 2002.

Contact:	Sam Hensley
Senior Vice President and Chief Financial Officer
800-282-2031 ext. 7275

QUALITY DISTRIBUTION, LLC

(SUCCESSOR TO QUALITY DISTRIBUTION, INC.) AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2003 (Unaudited)	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$2,232	$661
Accounts receivable, net of allowance of $7,926 and $7,846	84,328	75,428
Inventories	911	898
Prepaid expenses	4,235	5,186
Prepaid tires	8,031	7,894
Other	3,292	2,578

Total current assets	103,029	92,645

Property, plant and equipment	341,809	340,681
Less—accumulated depreciation	(199,325)	(187,120)

Property, plant and equipment, net	142,484	153,561
Goodwill	130,732	130,732
Intangibles, net	1,256	1,585
Other assets	8,500	8,742

Total assets	$386,001	$387,265

LIABILITIES AND MEMBERSHIP INTEREST
Current liabilities:
Current maturities of indebtedness	$15,557	$3,251
Accounts payable and accrued expenses	53,464	57,604
Affiliates and independent owner-operators payable	13,461	10,604
Income taxes payable	1,909	1,569

Total current liabilities	84,391	73,028
Long-term debt, less current maturities	359,450	378,939
Environmental liabilities	26,325	27,324
Other non-current liabilities	17,978	17,656
Deferred tax liability	1,931	1,361

Total liabilities	490,075	498,308
Minority interest in subsidiary	1,833	1,833
COMMITMENTS AND CONTINGENCIES (NOTE 5)
MEMBERSHIP INTEREST:
Membership interest, no par value, 1,000 authorized, 100 issued	—	—
Additional paid-in-capital	176,428	176,436
Accumulated deficit	(77,073)	(83,892)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(15,673)	(15,831)

Total membership interest	(105,907)	(112,876)

	$386,001	$387,265

QUALITY DISTRIBUTION, LLC

(SUCCESSOR TO QUALITY DISTRIBUTION, INC.) AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited — In thousands)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Operating revenues:
Transportation	$121,814	$116,374	$236,622	$221,906
Fuel surcharge	4,060	1,416	8,676	1,612
Other	17,301	17,196	35,074	34,254

Total operating revenues	143,175	134,986	280,372	257,772
Operating expenses:
Purchased transportation	89,928	79,243	173,647	150,120
Depreciation and amortization	7,630	7,841	15,124	15,596
Other operating expenses	34,714	38,631	71,237	75,463

Operating income	10,903	9,271	20,364	16,593
Interest expense, net	5,982	9,577	12,291	19,484
Interest expense, transaction fees	—	10,077	—	10,077
Foreign currency transaction loss	937	—	937	—
Other expense	—	12	—	48

Income (loss) before taxes	3,984	(10,395)	7,136	(13,016)
Provision for income taxes	102	164	240	353

Net income (loss) from continuing operations	3,882	(10,559)	6,896	(13,369)
Discontinued operations:
Loss from operations of discontinued division (net of tax of $0)	—	(1,151)	—	(1,386)
Loss on disposal of discontinued division (net of tax of $0)	—	(308)	—	(308)

Total loss from discontinued operations	—	(1,459)	—	(1,694)

Net income (loss) before cumulative effect of change in accounting principle	3,882	(12,018)	6,896	(15,063)
Cumulative effect of a change in accounting principle (net of tax of $0)	—	—	—	(23,985)

Net income (loss)	3,882	(12,018)	6,896	(39,048)
Distributions to minority interest/preferred stock dividends and accretions	(41)	(430)	(77)	(1,032)

Net income (loss) attributable to membership interest	$3,841	$(12,448)	$6,819	$(40,080)

QUALITY DISTRIBUTION, LLC

(SUCCESSOR TO QUALITY DISTRIBUTION, INC.) AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited — In thousands)

	Six months ended June 30,
	2003	2002
Cash flows from operating activities:
Net income (loss)	$6,896	$(39,048)
Cumulative effect of change in accounting principle	—	23,985
Adjustments for non-cash charges	18,236	21,720
Changes in assets and liabilities	(11,661)	3,274

Net cash provided by operating activities	13,471	9,931

Cash flows from investing activities:
Capital expenditures	(3,836)	(6,520)
Proceeds from asset dispositions	765	3,682

Net cash used in investing activities	(3,071)	(2,838)

Cash flows from financing activities:
Net payments on the revolver	(7,000)	—
Payment of debt obligations	(1,532)	(1,839)
Exchange offer fees	—	(3,572)
Other	236	(691)

Net cash used in financing activities	(8,296)	(6,102)

Net increase in cash	2,104	991
Effect of exchange rate changes on cash	(533)	58
Cash, beginning of period	661	2,212

Cash, end of period	$2,232	$3,261

Supplemental disclosures of non-cash activities:
Preferred stock accretion	$—	$1,032
Unrealized gain on derivative instruments	$—	$2,340